Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173168, 333-173170, 333-173171, 333-173173, 333-183326, 333-221451, 333-221452 and 333-232250) of Huntington Ingalls Industries, Inc. of our report dated December 8, 2020, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is November 4, 2021, relating to the financial statements of Alion Science and Technology Corporation, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

November 4, 2021